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                                                                     Exhibit 4

                                STIMSONITE CORPORATION

                         NON QUALIFIED STOCK OPTION AGREEMENT


          NON QUALIFIED STOCK OPTION AGREEMENT, dated as of February 12, 1998 (this "Agreement"), between Donald H. Haider ("Optionee") and Stimsonite Corporation, a Delaware Corporation (the "Company").

                                 W I T N E S S E T H:

          WHEREAS, Optionee is a director of the Company and serves as its Chairman of the Board; and

          WHEREAS, the Board of Directors (the "Board") of the Company wish to provide Optionee additional compensation and incentive for his activities as Chairman of the Board;

          WHEREAS, the execution of a non qualified stock option agreement in the form hereof has been duly authorized by a resolution of the Board of Directors ("the Board") of the Company duly adopted on February 12, 1998 (the "Date of Grant") and incorporated herein by reference; and

          WHEREAS, the option granted hereunder is intended as a non qualified stock option and shall not be treated as an "incentive stock option" within the meaning of that term under Section 422 of the Internal Revenue Code of 1986 (the "Code").

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the parties hereto hereby agree as follows:

     1.   OPTION.

          The Company hereby grants to Optionee an option (the "Option") to purchase up to 10,000 shares (the "Option Shares") of the Company's Common Stock, par value $.01 per share ("Common Shares"), at the price of $53,800 ($5.38 per share) (the "Option Price"), which is the fair market value of the Common Shares as of the Date of Grant, and agrees to cause certificates for any Common Shares purchased hereunder to be delivered to Optionee upon full payment of the Option Price in full, subject to the applicable terms and conditions hereinafter set forth.

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     2.   VESTING OF OPTION SHARES

          (a) Unless and until terminated as hereinafter provided, the Option shall become exercisable to the extent of one-third of the Option Shares (rounded to the nearest whole share) on February 12 in each of 2000, 2001 and 2002 as long as Optionee continuously serves as a director of the Company. To the extent that the Option shall have become exercisable, it may be exercised in whole or in part from time to time.

          (b) Notwithstanding the provisions of paragraph 2 (a) above, the Option shall become immediately exercisable to the extent of 100% of the Option Shares upon the occurrence of a Change in Control. If any event or series of events constituting a Change in Control shall be abandoned, the effect thereof shall be null and of no further force and effect and the provisions of Section 2 (a) shall be reinstated but without prejudice to any exercise of the Option that may have occurred prior to such nullification.

          (c) Notwithstanding the provisions of paragraph 2 (a) above, the Option shall become immediately exercisable to the extent of 100% of the Option Shares upon the death or Disability of Optionee.

     3.   EXERCISES.

          (a) This Option, to the extent exercisable as provided in Section 2, may be exercised by Optionee by delivery to the Company of (i) an Exercise Notice in the form attached to this Agreement as Annex A, appropriately completed and duly executed and dated by Optionee, (ii) payment in full of the Option Price for the number of Option Shares which Optionee is purchasing hereunder, and (iii) payment in full to the Company of any amounts required to be paid pursuant to Section 3(c).

          (b) The Option Price shall be payable (a) in cash or check acceptable to the Company, (b) by transfer to the Company of Common Shares that have been owned by Optionee for more than six months prior to the date of exercise, or (c) by a combination of any of the foregoing methods of payment. The requirement of payment in cash shall be deemed satisfied if Optionee shall have made arrangements satisfactory to the Company with a broker who is a member of the National Association of Securities Dealers, Inc. to sell on the date of exercise a sufficient number of the Common Shares being purchased so that the net proceeds of the sale transaction will at least equal the aggregate Option Price, plus interest at the applicable federal rate for the period from the date of exercise to the date of payment, and pursuant to which the broker undertakes to deliver the aggregate Option Price, plus such interest, to the Company not later than the date on which the sale transaction will settle in the ordinary course of business.

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          (c)  If the Company shall be required to withhold any federal, state, local or foreign tax in connection with an exercise of the Option, it shall be a condition to the exercise that Optionee pay the tax or make provisions that are satisfactory to the Company for the payment thereof.

          (d) The Company will not be required to issue any fractional shares in connection with any exercise of the Option.

     4.   TERMINATION OF OPTION.

          The Option shall terminate on the earliest of the following dates:

          (a) Three months following the effective date of the Optionee's Termination of Service (as defined in Section 10 hereof), if such Termination of Service results other than from Optionee's death or Disability;

          (b) One year following the effective date of the Optionee's Termination of Service, if such Termination of Service results from Optionee's death or Disability; and

          (c)  Ten years from the date of this Agreement.

     5.   LIMITATIONS ON EXERCISE OF OPTION.

          Notwithstanding any other provision of this agreement, the Option shall not be exercisable if the exercise would involve a violation of any applicable federal or state securities law, and the Company shall make reasonable efforts to comply with all such laws. The Company shall not be deemed, by reason of the granting of the Option, to have any obligation to register the Option Shares under the Securities Act of 1933 or to maintain any registration which may be made under such Act.

     6.   ADJUSTMENTS.

          (a) The Committee may make or provide for such adjustments in the number and kind of Option Shares and in the Option Price, as the Committee may in good faith determine to be equitably required in order to prevent dilution or expansion of the rights of Optionee that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or
(b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities or any other corporate transaction or event having an effect similar to the foregoing.

          (b) In the event of any such transaction or event, the Committee may provide in substitution for the Option such alternative consideration as it may in good

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faith determine to be equitable under the circumstances and may require in connection therewith the surrender of the Option.

     7.   NO RIGHT TO SERVE AS A DIRECTOR.

          Nothing in this Agreement shall entitle the Optionee to continue to serve as a director of the Company or as its Chairman of the Board.

     8.   RIGHTS AS A STOCKHOLDER.

          The holder of this Option shall not be, nor have any of the rights or privileges of, a holder of Common Shares in respect of any Option Shares unless and until certificates representing such shares have been issued by the Company to such holder.

     9.   COMPLIANCE WITH CERTAIN LAWS.

          Anything herein to the contrary notwithstanding, the Committee reserves the right to limit the rights of Optionee to exercise the Option to the extent necessary for the Option, its exercise or the sale of Option Shares acquired thereunder (i) to be exempt from Section 16 (b) of the Exchange Act of 1934, as amended; or (ii) to satisfy all applicable federal and state securities laws.

     10.  DEFINITIONS.

          For the purposes of this Agreement, the following terms have the following meanings:

          (a) "Change in Control" means the occurrence of any of the following events:

               (i) The execution by the Company of an agreement for the merger, consolidation or reorganization into or with another corporation or other legal person; PROVIDED, HOWEVER, that no such merger, consolidation or reorganization shall constitute a Change in Control if as a result of such merger, consolidation or reorganization not less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company ("Voting Stock") immediately prior to such transaction;

               (ii) The execution by the Company of an agreement for the sale or other transfer of all or substantially all of its assets to another corporation or other legal person; PROVIDED, HOWEVER, that no such sale or other transfer shall constitute a Change in Control if as a result of such sale or transfer not less than

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a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

               (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") disclosing that any person (as the term "person" is used in Section 13 (d) (3) or Section 14 (d)
(2) of the Exchange Act) (other than Terrence D. Daniels or any of his affiliates) has or intends to become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing a majority or more of the combined voting power of the then-outstanding Voting Stock, including, without limitation, pursuant to a tender offer or exchange offer;

               (iv) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof; PROVIDED, HOWEVER, that for purposes of this subsection (iv) each director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the directors of the Company (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period shall be deemed to have been a director of the Company at the beginning of such period; or

               (v) except pursuant to a transaction described in the proviso to subsection (i) of this definition, the Company adopts a plan for the liquidation or dissolution of the Company.

          (c) "Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Optionee shall not be considered to be subject to a Disability until he furnishes a certification from a practicing physician in good standing to the effect that the Optionee meets the criteria described in this definition.

          (d) "Termination of Service" means the time at which the Optionee ceases to serve as a member of the Board of Directors of the Company for any reason, with or without cause, which includes termination by resignation, removal, death or retirement.

     11.  SEVERABILITY.

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          In the event that one or more of the provisions of this agreement shall be invalidated for any reason by a court of competent jurisdiction, any provisions so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

     12.  GOVERNING LAW.

          This agreement is made under, and shall be construed in accordance with, the laws of the State of Delaware.


This Agreement is executed by the Company as of the 12th day of February 1998.


                              STIMSONITE CORPORATION


                              By   /s/ ROBERT E. STUTZ
                                 ----------------------
                                   Robert E. Stutz
                                   President and Chief
                                   Executive Officer


     The undersigned Optionee hereby acknowledges receipt of an executed original of this Non qualified Stock Option Agreement and accepts the Option subject to the applicable terms and conditions hereinabove set forth.


                                   /s/ DONALD H. HAIDER
                                 ----------------------
                                   Donald H. Haider

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                                      ANNEX A
                                         to
                        NON QUALIFIED STOCK OPTION AGREEMENT



                              FORM OF EXERCISE NOTICE



     Pursuant to the Non qualified Stock Option Agreement dated as of February 12, 1998 between the undersigned and Stimsonite Corporation (the "Company"), the undersigned hereby elects to exercise his/her Option as follows:


     (a)  Number of shares purchased:                            .
                                     ----------------------------


     (b)  Total purchase price ((a) x $5.38): $                  .
                                               ------------------


     Please issue a single certificate for the shares being purchased in the name of the undersigned. The registered address on such certificate should be:


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The undersigned's social security number is:                                  .
                                            ----------------------------------


Date:
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                                                        Optionee

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